EXHIBIT 99.1

EXHIBIT 1

Press Release

NEWS RELEASE	For Further Information
Contact:
Ronald R. Helm, Chairman and CEO
Pacific Biometrics, Inc.
(206) 298-0068 extension 207
ronh@pacbio.com

FOR IMMEDIATE RELEASE

PACIFIC BIOMETRICS, INC. ANNOUNCES REVERSE STOCK SPLIT

SEATTLE, WASHINGTON, January 24, 2003 – Pacific Biometrics, Inc. (OTC-BB: PBMI)— announced that its Board of Directors has approved a one-for-three reverse split of its common stock, and is soliciting the written consent of its stockholders to approve the reverse split. The reverse split will be effective only if the Company receives approval by a majority of the outstanding shares of each class of stock and the company then files an Amended Certificate of Incorporation with the Secretary of State of Delaware.

“We believe that the number of shares of our common stock outstanding after the reverse stock will more closely reflect other similar sized companies and will give us flexibility for structuring future transactions,” said Ron Helm, Chairman and CEO of Pacific Biometrics.

About Pacific Biometrics- Pacific Biometrics provides specialized central laboratory and contract research services to support pharmaceutical and diagnostic manufacturers conducting human clinical trial research. The company provides expert services in the areas or cardiovascular disease, osteoporosis, diabetes and nutrition. Its lab is an accredited CAP [College of American Pathologists] laboratory recognized as a world leader in lipid standardization and research. The company’s clientele includes many of the world’s largest multi-national pharmaceutical, biotechnology and diagnostic companies.

Visit the company’s web site at www.pacbio.com

For additional information, contact:

Ronald R. Helm
CEO
Pacific Biometrics, Inc.
220 West Harrison Street
Seattle, Washington 98119
Tel: (206) 298-0068
Email: ronh@pacbio.com

Certain statements contained in this news release are forward-looking statements that involve risks and uncertainties. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results and outcomes may differ materially from those discussed or anticipated. Factors that might affect the actual outcome include, but are not limited to, our problems of operating with a history of losses and an accumulated deficit, our potential liquidity problems since historically we have not been able to generate positive cash flow, our requirement for additional capital and the likelihood that it may not be secured, our difficulties of competing in the biotechnology industry which is subject to rapid changes, our potential difficulties of protecting our patents and other proprietary rights and potential intellectual property claims against us, general competition and technological changes, the possible cancellation of our existing or future contracts, our future growth prospects, and changes in our management. For a more detailed discussion of risk factors, see the company’s most recent documents filed with the Securities and Exchange Commission.